ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

Exhibit 5.1

To: Sasol Limited	our ref: M Feinstein / H Herholdt
Attention: Michelle du Toit Per email: Michelle.duToit@sasol.com	your ref: M du Toit
date: 31 May 2017
Dear Sirs/Madam:

RE: LEGAL OPINION - 32 500 000 ORDINARY SHARES TO BE ISSUED UNDER THE SASOL LIMITED LONG-TERM INCENTIVE PLAN

1.	Introduction

1.1.
We refer to the  registration statement of Sasol Limited (a company incorporated and registered in the Republic of South Africa (“South Africa”) with registration number 1979/003231/06) (the “Company”) on Form S-8 under the United States Securities Act of 1933 (the “US Securities Act”), as amended, to be dated on or about 31 May 2017 (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (“SEC”) for purposes of registering 32 500 000 (thirty two million five hundred thousand) ordinary shares of no par value in the issued share capital of the Company (the “Ordinary Shares”) with the SEC in accordance with Rule 416 under the US Securities Act, which Ordinary Shares are issuable to eligible recipients under and in accordance with the terms of the Sasol Limited Long-Term Incentive Plan (the “Plan”), which was approved by the shareholders of the Company at its annual general meeting held on 25 November 2016.

1.2.	We have acted as independent South African legal counsel for the Company in connection with the Plan.

1.3.	We have been requested to provide the legal opinion set out in paragraph 3 as contemplated in 5.1 of the Exhibit Index to the Registration Statement (this “Opinion”).

2.	General

2.1.	In arriving at the opinions expressed below, we have examined and relied on‑

2.1.1.	the Registration Statement;

2.1.2.	a copy of the Company’s Memorandum of Incorporation (“MOI”);

2.1.3.	a copy of a letter to the Company from the JSE Limited dated 10 October 2016 approving the Plan;

2.1.4.	a copy of the Rules of the Plan as approved by the shareholders of the Company at its annual general meeting held on 25 November 2016;

ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

2.1.5.	a copy of the notice of the Company’s annual general meeting held on 25 November 2016;

2.1.6.	a copy of a signed extract of the minutes of the Company’s annual general meeting held on 25 November 2016;

2.1.7.	a copy of a signed extract of the minutes of a meeting of the board of directors of the Company held on 25 May 2017;

2.1.8.
an email dated 22 May 2017 from Kgosi Monaisa, Vice President: Company Secretarial Services, Governance, Compliance and Ethics for the Sasol group of companies, stating that the aggregate number of issued ordinary shares in the Company as at that date was 651 389 516 (six hundred and fifty one million three hundred and eighty nine thousand five hundred and sixteen),

(the “Opinion Documents”).

2.2.
This Opinion is delivered under the laws of South Africa as they exist and are interpreted (through reported judgments by courts in South Africa) at the date of this Opinion and is strictly limited to the matters stated herein.  We express no opinion as to any law other than the laws of South Africa.  No obligation is assumed to update this Opinion or to inform any person of any changes in South African law or other matters coming to our knowledge and occurring after the date hereof, which may affect this Opinion in any respect.

2.3.	We have not made any investigations of, and express no opinion with respect to, the applicability and effect of any laws of any jurisdiction other than South Africa.

2.4.
This Opinion is strictly limited to the matters stated in it and does not by implication apply to other matters in connection with the other aspects of the Opinion Documents or otherwise and its ambit may not be extended by implication or otherwise to deal with or encompass any other matters.

3.	Opinion

3.1.	Authorised Shares

3.1.1.
In terms of section 36(1)(a) of the South African Companies Act, 2008 (the “Companies Act”), a company’s MOI must set out the classes of shares and the number of shares of each class that the company is authorised to issue.

3.1.2.
As at the date of this Opinion, clause 7.1.1 of the Company’s MOI (listed as an Opinion Document in paragraph 2.1.2) provides that the Company is authorised to issue 1 127 690 590 (one billion one hundred and twenty seven million six hundred and ninety thousand five hundred and ninety) ordinary shares of no par value.

3.1.3.
As there are currently 651 389 516 (six hundred and fifty one million three hundred and eighty nine thousand five hundred and sixteen) ordinary shares of no par value that have been issued by the Company (as set out in the Opinion Document listed in paragraph 2.1.8), there are sufficient authorised and unissued ordinary shares of no par value to enable the Company to issue the Ordinary Shares pursuant to the Plan.

ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

3.2.	Issue of Ordinary Shares

We set out in paragraphs 3.2.1, 3.2.2 and 3.2.3 below the provisions of the Company’s MOI, the Companies Act and the JSE Listings Requirements that are relevant to the issue of the Ordinary Shares pursuant to the Plan and our opinions as to whether these provisions have been satisfied.

3.2.1.	Company’s MOI

3.2.1.1.	Clause 8.6 of the Company’s MOI provides that –

“If the Shareholders at any time approve the establishment of a Share incentive scheme that approval constitutes authority given to the Board to issue Shares pursuant to such scheme, subject to any maximum ceiling on the number of Shares to be issued imposed by the Shareholders in approving the scheme. A Special Resolution is required to approve a Share incentive scheme that does not constitute an Employee Share Scheme.”1

3.2.1.2.
It is our opinion that (subject to the assumptions, reservations and qualifications set out herein), the Opinion Document listed in paragraph 2.1.6 evidences that the requirements set out in clause 8.6 of the Company’s MOI were satisfied as the shareholders of the Company approved by special resolution (i.e. special resolution number 1) the establishment of the Plan (which does not constitute an “employee share scheme” as defined in the Companies Act), which approval constitutes an authority given to the Company’s board of directors to issue ordinary shares of no par value pursuant to such Plan, subject to the maximum ceiling on the number of shares to be issued prescribed in the Rules of the Plan, listed as an Opinion Document in paragraph 2.1.4.

3.2.2.	Companies Act

3.2.2.1.	Section 40(1)(a) and (2) of the Companies Act provide that –

“(1) The board of a company may issue authorised shares only‑

(a) for adequate consideration to the company, as determined by the board;

(b) …..;

(c) …..;

(2) Before a company issues any particular shares, the board must determine the consideration for which, and the terms on which, those shares will be issued.”

1 The Employee Share Scheme has the definition that appears in the Companies Act.

ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

3.2.2.2.
We have been furnished with a copy of a signed extract of minutes of a meeting of the board of directors of the Company held on 25 May 2017 (listed as an Opinion Document in paragraph 2.1.7).  This extract contains express reference to section 40 of the Companies Act by stating in resolution number 2 as follows –

“AUTHORISE the issue of up to 32 500 000 shares to participants in terms of the rules of the LTI plan for the consideration and on the terms and conditions provided for in terms of the rules of the LTI plan, after confirming that the consideration provided for in terms of the rules of the LTI plan is adequate as required by section 40 of the Companies Act, 2008.” (our emphasis)

Accordingly, we can confirm that the board of directors of the Company in passing the resolution number 2 set out in the notice contemplated in paragraph 2.1.7 of the Opinion Documents determined that the Ordinary Shares would be issued for adequate consideration pursuant to the rules of the Plan for purposes of sections 40(1)(a) and (2) of the Companies Act.

3.2.2.3.	Section 41(1) of the Companies Act provides that –

“….an issue of shares ….., must be approved by a special resolution of the shareholders of a company, if the shares, ….. are issued to a‑

(a) director, future director, prescribed officer, or future prescribed officer of the company;

(b) ….; or

(c) nominee of a person contemplated in paragraph (a) or (b).”

3.2.2.4.
It is our opinion that (subject to the assumptions, reservations and qualifications set out herein), the Opinion Document listed in paragraph 2.1.6 evidences that the shareholders of the Company approved by special resolution (i.e. special resolution number 2) for purposes of satisfying the requirements of section 41(1) of the Companies Act, the issue of the Ordinary Shares to (a) a director, future director, prescribed officer, or future prescribed officer of the Company; or (b) a nominee of a person contemplated in paragraph (a), under the Rules of the Plan.

3.2.3.	JSE Listings Requirements

3.2.3.1.	Paragraph 14.1 of Schedule 14 to the JSE Listings Requirements provides that –

“The scheme must be approved by equity securities holders passing an ordinary resolution (requiring a 75% majority of the votes cast in favour of such resolution by all equity securities holders present or represented by proxy at the general meeting to approve such resolution)…”

3.2.3.2.	Clause 20.5.6 of the Company’s MOI provides that –

“A Special Resolution shall require to be adopted with the support of at least 75% (seventy five per cent) of the Voting Rights exercised on the resolution. For so long as the Company is listed on the JSE, if any of the Listings Requirements require an ordinary resolution to be passed with a 75% (seventy five per cent) majority, the resolution shall instead be required to be passed by a Special Resolution.”

ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

3.2.3.3.
Accordingly, it is our opinion that (subject to the assumptions, reservations and qualifications set out herein), the Opinion Document listed in paragraph 2.1.6 evidences that the requirement in paragraph 14.1 of Schedule 14 to the JSE Listings Requirements was satisfied as the shareholders of the Company approved by special resolution (i.e. special resolution number 1) the establishment of the Plan.

3.2.3.4.	Paragraph 14.7 of Schedule 14 to the JSE Listings Requirements provides that –

“The resolution to approve a scheme must make specific reference to the scheme and be accompanied by either the full scheme or a summary of the principal terms as set out in paragraphs 14.1 and 14.3 above and must be circulated to equity securities holders.”

3.2.3.5.
Accordingly, it is our opinion that (subject to the assumptions, reservations and qualifications set out herein), the Opinion Documents listed in paragraphs 2.1.5 and 2.1.6 evidence that the requirements in paragraph 14.7 of Schedule 14 to the JSE Listings Requirements were satisfied as:

3.2.3.5.1.
the special resolution (i.e. special resolution number 1) to approve the establishment of the Plan made specific reference to the Plan by including the words “a share incentive scheme for the benefit of employees of the Sasol group” and “The Sasol Long-Term Incentive Plan”;  and

3.2.3.5.2.
a summary of the principal terms of the Plan (including those contemplated in paragraphs 14.1 and 14.3 of Schedule 14 to the JSE Listings Requirements) were attached as Annexure 1 to the notice of the Company’s annual general meeting held on 25 November 2016, which we assume was circulated to holders of ordinary shares in the Company pursuant to clause 20.2.2 of the Company’s MOI.

3.2.3.6.	Paragraph 14.9(a) of Schedule 14 to the JSE Listings Requirements provides that‑

“(a) equity securities may only be issued …. by a scheme once a participant or group of participants to whom they will be allocated, has been formally identified ….;”

ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

3.2.3.7.
It is our opinion that (subject to the assumptions, reservations and qualifications set out herein), the Opinion Document listed in paragraph 2.1.4 evidences that the requirement in paragraph 14.9(a) of Schedule 14 to the JSE Listings Requirements will be satisfied at the relevant date of issue of any of the Ordinary Shares.

4.	Assumptions, Reservations and Qualifications

The opinions contained herein are subject to the following assumptions, reservations and qualifications:

4.1.	This Opinion assumes (without us having made any investigation)‑

4.1.1.
the completeness and conformity to the originals of the Opinion Documents supplied to us as certified or photostat or telefax or electronic copies and the authenticity of the originals of the Opinion Documents;

4.1.2.	that all facts expressed in the Opinion Documents are true and correct. We have not independently verified or established such facts;

4.1.3.	the Opinion Documents have not been amended, varied, superseded and/or terminated in a way which would affect any of the opinions contained herein;

4.1.4.	that the Company has not adopted any resolution (other than the resolutions which form part of Opinion Documents) that would affect in any respect any of the opinions expressed herein;

4.1.5.
that the MOI of the Company which we inspected for the purposes of providing this Opinion is in a complete form and has not been superseded, amended and/or varied and is of force and effect as of the date hereof and is not subject to any amendment or change whatsoever;

4.1.6.	that all authorisations constituted by the resolutions which from part of the Opinion Documents have been validly made, have not been rescinded and remain in full force and effect;

4.1.7.	that the directors of the Company have been duly appointed;

4.1.8.
that the board of directors of the Company in passing the resolution contemplated in paragraph 2.1.7 of the Opinion Documents determined that the Ordinary Shares would be issued for adequate consideration pursuant to the rules of the Plan for purposes of section 40 of the Companies Act;

4.1.9.	the legal capacity of all signatories, and that persons purporting to hold particular offices or to sign any document in any particular capacity do validly hold those offices or fill those capacities.

4.2.	We have not taken any steps to verify any of the abovementioned assumptions. However, we are not aware that any such assumptions are incorrect or misleading.

4.3.	This Opinion expresses no opinion as to:

4.3.1.	any matters of fact;

4.3.2.	the terms of the Opinion Documents; or

ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

4.3.3.
the Company’s compliance with the provisions of section 75 of the Companies Act, but we can confirm that in the copy of a signed extract of the minutes of a meeting of the board of directors of the Company held on 25 May 2017 listed in paragraph 2.1.7 as an Opinion Document, it is stated that the requirements of section 75(5) of the Companies Act were complied with at such meeting of the directors.

4.4.
We shall not be liable for any inaccuracies in this Opinion resulting from the actions and/or omissions and/or statements or representations on the part of any party to the Opinion Documents and/or any of its officers, representatives or agents which may take place or which may be made in connection with the preparation and/or rendering of this Opinion.

5.	Limitation of Liability and Waiver

5.1.
You waive any claim of whatsoever nature (including damages, loss, interest, costs, expenses or otherwise (not limited ejusdem generis)), arising as a result of the opinions set forth in this Opinion, whether in contract or in delict or otherwise (not limited ejusdem generis) which you may have against Edward Nathan Sonnenbergs Inc.’s (“ENSafrica”) (and its successors in practice) beyond the amount actually recovered by it  under its professional indemnity insurance policy in respect of your claim.  Whilst ENSafrica will make every effort to ensure that professional indemnity insurance is in place, it gives no undertaking that there will be professional indemnity insurance in place to cover such claim or that if there is such professional indemnity insurance in place that it will be sufficient to cover your claim/s.  On request ENSafrica will send you its existing professional indemnity insurance certificate.

5.2.
You waive any claim of whatsoever nature (including but not limited to damages, loss, interest, costs, expenses or otherwise (not limited ejusdem generis)), arising as a result of the opinions set forth in this Opinion, whether in contract or in delict or under section 19(3) of the Companies Act, 2008 (as amended or substituted) or otherwise, which you may have against any of the directors, past directors, employees or past employees of ENSafrica (and its successors in practice) (in whose favour this constitutes a stipulatio alteri capable of acceptance at any time) by reason of any negligent act or omission on the part of any director, past director, employee or past employee of ENSafrica in connection with this Opinion.

5.3.
It should be noted that by giving this Opinion, which constitutes only our professional judgment, ENSafrica do not become an insurer or guarantor for the Company or any other party to the Opinion Documents or the holders of any of the Ordinary Shares or the American Depository Receipts evidencing American Depository Shares on deposit of any Ordinary Shares with a US bank, nor do we guarantee the outcome of any legal proceedings.

5.4.	Nothing contained in this Opinion shall be construed as:

5.4.1.	limiting in any way our rights to contest, defend or oppose any claim brought by you against ENSafrica;

5.4.2.	reducing or limiting the rights of our insurers in terms of our professional indemnity insurance (including, without limitation, any rights of subrogation or similar rights of our insurers); or

5.4.3.
requiring us to act in a manner which may void, limit or reduce our professional indemnity cover or which may otherwise confer on an insurer a right to repudiate the claim made by us under our professional indemnity insurance in whole or in part.

6.	Reliance

6.1.
This Opinion is addressed to and is for the sole and exclusive use and benefit of the Company, and may not be relied upon by any other person, firm or corporation.  ENSafrica accepts no responsibility or legal liability to any person other than the Company in relation to the contents of this Opinion.

ENSafrica 150 West Street Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

6.2.	ENSafrica consents –

6.2.1.	to be named in the Registration Statement as the attorneys who have given this Opinion; and

6.2.2.	to the filing of this Opinion as an exhibit to the Registration Statement.

Yours faithfully
EDWARD NATHAN SONNENBERGS INC.

/s/ Miranda Feinstein
Per: Miranda Feinstein

/s/ Helyn Herholdt
Per: Helyn Herholdt